EXHIBIT 99.1

             CITI(R) LAUNCHES NEW LINE OF CREDIT CARDS ON THE AMERICAN
                EXPRESS(R) NETWORK

Introduces Suite of Products, Providing Credit Card Essentials,
Worldwide Acceptance and No-Fee Extras

NEW YORK, December 20, 2005 -- Citibank(R) and American Express(R) announce today that they will offer consumers Citibank premium benefits and customer service through cards that are accepted wherever American Express is welcome. Plus, many of the new Citi American Express Cards reward cardmembers for doing what they already do, like making purchases at grocery and drug stores, or putting gas in the car.

"We're excited by this new relationship, and the prospect of providing our customers and prospective customers with the superior benefits and services these new cards will have," says Vik Atal, Chairman and CEO, Citi Cards North America. "As always, we're committed to exceptional customer service, and by issuing some of our most popular card products on the American Express Network, we're offering customers many of the features and benefits they want in a credit card."

Peter Godfrey, President of American Express Global Network Services adds, "This partnership brings together two highly successful and internationally recognized brands for the benefit of all cardmembers looking for high quality products and service. We are delighted that Citibank is providing consumers with a credit card on the American Express Network that allows them to experience the best of both worlds."

The Citi American Express Cards offer value, rewards and cash-back benefits. The initial offerings will begin later this month, and the full suite of card products will be available to consumers as of January 15, 2006:

  - The CITI(R) PLATINUM AMERICAN EXPRESS(R) CARD, a no-annual fee card, offers points on purchases through ThankYou Network, Citi's no-fee rewards program featuring a variety of merchandise, travel and gift cards at leading retailers and restaurants. Cardmembers will enjoy services to source hard-to-find tickets to shows, concerts and sporting events along with direct access to a live customer service representative 24 hours a day. A special 12 month introductory offer provides a 0% APR on eligible balance transfers.

  - The CITI(R) DIVIDEND AMERICAN EXPRESS(R) CARD enables cardmembers to earn 5% cash back on purchases at supermarkets, drug stores and gas stations; 1% cash back on other purchases and eligible cash advances; and cash back on eligible balance transfers. Cardmembers also pay no annual fee.

  - The CITI(R)/AADVANTAGE(R) AMERICAN EXPRESS(R) CARD allows cardmembers to earn one American Airlines AAdvantage(R) mile for every dollar they spend on purchases - up to 60,000 miles per calendar year.

  - The CITI PREMIERPASS(R) AMERICAN EXPRESS(R) CARD, with no-annual fee, offers cardmembers one ThankYou Point for every three miles flown on any airline and one ThankYou Point for every dollar spent on purchases - up to 100,000 ThankYou Points per year, up to 50,000 of which can be earned for miles flown.

  - THE CITI(R) DIAMOND PREFERRED REWARDS AMERICAN EXPRESS(R) CARD offers cardmembers five ThankYou Points on purchases made at supermarkets, drug stores and gas stations and one ThankYou Point for every dollar spent on other purchases during their first year of cardmembership. Thereafter, cardmembers will earn one ThankYou Point on all eligible purchases.

Other benefits of the Citi American Express suite of cards include:

  - $0 Liability on unauthorized purchases
  - 24/7 customer service
  - Citi Identity Theft Solutions and Fraud Early Warning
  - Pay over time or pay in full
  - Worldwide Car Rental Loss & Damage Insurance
  - 24-hour Emergency Assistance Services
  - Worldwide Travel Accident Insurance
  - Access to more than 2,200 American Express Travel Services locations Price Protection, Retail Protection and Extended Warranty
  - Deals and discounts
  - Worldwide acceptance of American Express

For more information or to apply for a Citi American Express Card after January 15th, call 1-866-451-2484. Additional terms, conditions, and limitations apply to all these products.

ABOUT CITI
Citi is a member of Citigroup (NYSE: C). Citigroup, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex. Additional information may be found at www.citigroup.com.

ABOUT AMERICAN EXPRESS
American Express Company (NYSE: AXP) is a diversified worldwide travel, financial and network services company, founded in 1850. It is a world leader in charge and credit cards, Travellers Cheques, travel, and business services. Since 1996 American Express has been aggressively pursuing a strategy of opening its merchant network and card product portfolio to third party issuers around the world. By leveraging its global infrastructure and the powerful appeal of the brand, American Express aims to gain even broader reach for its network worldwide. American Express has now established 93 card-issuing partnership arrangements in more than 100 countries.

Contacts:
Keri Buster
212.640.6193
Keri.K.Buster@aexp.com
                                      -2-